Exhibit 3.2

THIRD AMENDED AND RESTATED REGULATIONS

OF THE LUBRIZOL CORPORATION

ARTICLE I

MEETINGS OF SHAREHOLDERS

Section 1. Annual Meeting.

The annual meeting of shareholders of the Company for the election of directors and the conduct of any other business as may be brought properly before the meeting will be held at the date (other than a legal holiday), time and place, within or without the State of Ohio, as the Board of Directors may determine. At the annual meeting, the Company will present to the shareholders financial statements in accordance with and to the extent required by applicable law.

Section 2. Special Meetings.

Special meetings of the shareholders may be called at any time by the Chairman of the Board, the Chief Executive Officer, the President, or by the Board of Directors, or by a request in proper written form by holders of fifty percent (50%) or more of the outstanding shares. These meetings may be held at the date (other than a legal holiday), time and place, within or without the State of Ohio, as is specified in the notice of the meeting.

Section 3. Notice of Meetings.

The Secretary of the Company or any other officer designated by the Board of Directors will give written notice of every annual or special meeting of shareholders stating the date, time and place and the purposes for the meeting, to each shareholder of record entitled to notice as provided by law, either by personal delivery or by mail, overnight delivery service, or any other means of communications authorized by the shareholder to whom the notice is given, not less than seven (7) nor more than sixty (60) days before the meeting. A shareholder may waive any notice required to be given by law or under these Regulations and, by attendance at a meeting, will be deemed to have waived notice of that meeting. If shares are transferred after the record date for the meeting, and prior to the holding of the meeting, the Company need not give notice of that meeting to the transferee of the shares.

Section 4. Quorum and Adjournments.

Except as may be otherwise required by law or by the Articles of Incorporation, the holders of shares entitling them to exercise a majority of the voting power of the Company, present at a meeting in person, by proxy, or by use of communications equipment, will constitute a quorum to hold a shareholders meeting; provided, however, that at any meeting, whether a quorum is present or otherwise, the holders of a majority of the voting shares represented at the meeting may adjourn from time to time without giving notice other than an announcement at the meeting or a public announcement following the meeting.

Section 5. Order and Conduct of Business.

The Chairman of the Board, the Chief Executive Officer, the President or any other person as designated by the Board of Directors will call meetings of shareholders to order and will act as chair of the meeting. Unless otherwise determined by the Board of Directors prior to the meeting, the chair of the meeting of shareholders also will determine the order of business and have the authority in his or her sole discretion to regulate the conduct of the meeting and to establish rules and procedures for the orderly conduct of the meeting.

At any meeting of shareholders, only the business as is properly brought before the meeting may be conducted or considered.

Section 6. Action Without a Meeting.

Unless otherwise provided in the Articles of Incorporation, any action required to be taken at a meeting of the shareholders may be taken without a meeting, if a consent in writing setting forth the action so taken is signed by all of the shareholders who would be entitled to vote at a meeting for such purpose, and filed with the Secretary of the Company. A facsimile, electronic mail, or any other transmission capable of authentication that appears to have been sent by a shareholder and that contains an affirmative vote or approval of that shareholder is a signed writing for purposes of this Section 6.

ARTICLE II

BOARD OF DIRECTORS

Section 1. Number.

The number of directors constituting the whole Board of Directors will not be less than three (3).

Section 2. Term of Office and Election of Directors.

Each member of the Board of Directors will be elected at each annual meeting of shareholders to serve a one-year term, or until his or her successor is duly elected and qualified, or until his or her earlier resignation, removal from office or death.

Section 3. Nominations.

Nominations for the election of Directors may be made by (i) the Board of Directors or (ii) any shareholder entitled to vote in the election of Directors.

Section 4. Removal.

Except as otherwise provided by law, all the directors, or any individual director, may be removed from office with or without cause, by the affirmative vote of holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the shares of the Company present in person or represented by proxy and entitled to vote in respect thereof, at an annual meeting or at any special meeting duly called for that purpose.

Section 5. Vacancies.

Whenever any vacancy occurs within the Board of Directors, the remaining directors will constitute the Board of Directors of the Company until the vacancy is filled. The remaining directors, though less than a majority of the whole authorized number of the Board of Directors, may, by a vote of a majority of its number, fill any vacancy for a term ending with the next annual meeting or until a successor is duly elected and qualified.

Section 6. Meetings; Notice; Quorum.

Meetings of the Board of Directors may be held at the times and places within or without the State of Ohio as may be provided for in by-laws or resolutions adopted by the Board of Directors, and in the case of a special meeting, upon the call by the Chairman of the Board, the Chief Executive Officer, the President, or any two directors. Notice of a meeting will be given to each director by personal delivery, mail, overnight delivery or any other means of communications authorized by the director not less than forty-eight (48) hours prior to the meeting; provided, however, that notice will be deemed to have been waived by the director attending the meeting, and may be waived in writing or by any other means of communications authorized by the director either before or after the meeting. Unless otherwise indicated in the notice of the meeting, any business may be transacted at any regular or special meeting.

A majority of the Board of Directors in office at the time will constitute a quorum; provided that any meeting duly called, whether or not a quorum be present, may, by vote of a majority of the directors present, adjourn from time to time and place to place within or without the State of Ohio without notice other than by announcement at the meeting. At any meeting of the Board of Directors at which a quorum is present, all questions and business will be determined by the affirmative vote of not less than a majority of the directors present.

Section 7. Action Without a Meeting.

Any action which may be authorized or taken at a meeting of the directors may be authorized or taken without a meeting with the affirmative vote or approval of, and in a writing or writings signed by, all of the directors, which writing or writings are to be filed with the Secretary of the Company. A facsimile, electronic mail, or any other transmission capable of authentication that appears to have been sent by a director and that contains an affirmative vote or approval of that director is a signed writing for purposes of this Section 7.

ARTICLE III

OFFICERS

Section 1. Officers.

The Board of Directors will elect the officers that are required by law and a Chief Executive Officer and, in its discretion, may elect one or more other officers and assistant officers. The officers of the Company will serve at the pleasure of the Board of Directors.

Section 2. Authority and Duties of Officers.

Officers of the Company will have the authority and will perform the duties that are customarily incident to their respective offices or are specified from time to time by the Board of Directors, and, as appropriate, will have the authority to delegate the performance of their duties.

ARTICLE IV

INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

The Company will indemnify any current or former director or officer elected by the Board and any person who is or was serving at the request of the Company as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise (and his or her heirs, executors and administrators) against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him or her by reason of the fact that he or she is or was a director, officer or trustee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by, and in accordance with the procedures and requirements set forth in, applicable law.

The Company will pay, to the full extent then permitted by law, expenses, including attorney’s fees, incurred by a current or former director or officer elected by the Board and any person who is or was serving at the request of the Company as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise (and his or her heirs, executors and administrators) in defending an action, suit or proceeding as they are incurred, in advance of the final disposition of the action, suit or proceeding, and, in the sole discretion of the Company, may pay, in the same manner and to the full extent then permitted by law, the expenses incurred by any other person indemnified in accordance with this Article IV. Notwithstanding the foregoing, no such advancement of expenses will be made unless the indemnified person makes an affirmative written commitment to repay the Company in the event that it is ultimately determined that the indemnified person is not entitled to be indemnified by the Company. For purposes of this Article IV, final disposition with respect to a criminal proceeding means a criminal conviction, the entry of a nolo contendere, guilty or similar plea or a non-prosecution or deferred prosecution agreement. The right to advancement of expenses will not include expenses relating to any cross-claims or counterclaims, whether compulsory or permissible, asserted or sought to be asserted by a current or former director or officer in any such action, suit or proceeding. This indemnification will not restrict the right of the Company to, and the Company may, (i) indemnify employees, agents and others to the extent not prohibited by applicable law, (ii) purchase and maintain insurance or furnish similar protection on behalf of or for any person who is or was a director, officer, employee or agent of the Company, or any person who is or was serving at the request of the Company as a director, officer, trustee, employee or agent of another corporation, joint venture, partnership, trust or other enterprise against any liability asserted against him or her or incurred by him or her in that capacity or arising out of his or her status, and (iii) enter into agreements with persons of the class identified in clause (ii) above, indemnifying them against any and all liabilities (or any lesser indemnification as may be provided in these agreements) asserted against or incurred by them in these capacities.

No amendment, termination or repeal of this Article IV will adversely affect or impair in any way the rights of any current or former director or officer or any person who is or was serving at the request of the Company as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise to indemnification pursuant to these provisions with respect to any action, suit or proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of an amendment, termination or repeal.

ARTICLE V

MISCELLANEOUS

Section 1. Corporate Seal.

The corporate seal of this Company will be circular in form and contain the name of the Company.

Section 2. Provisions in Articles of Incorporation.

These Regulations are at all times subject to the provisions of the Articles of Incorporation of the Company (including all amendments to the Articles of Incorporation in force at the time) and in case of any conflict, the provisions in the Articles of Incorporation will govern.

Section 3. Amendments.

These Regulations may be altered, changed or amended in any respect or superseded by new Regulations, in whole or in part, by the affirmative vote of the holders of a majority of the voting power of the Company, at an annual or special meeting duly called for that purpose. In addition, the Board of Directors may amend or repeal any part of these Regulations to the full extent permitted by applicable law.